Exhibit 10.14
July 20, 2005
FIRST AMENDMENT TO
OEM PRODUCT PURCHASE AGREEMENT PRO10804-100804
BY AND BETWEEN
HEWLETT-PACKARD COMPANY
AND
VOLTAIRE INC.

AMENDMENT #1
TO THE OEM PRODUCT PURCHASE AGREEMENT PRO10804-100804
This Amendment #1 (the “Amendment”) to the OEM Product Purchase Agreement (the “Agreement”) dated October 8, 2004, by and between Hewlett-Packard Company, and its Subsidiaries, divisions and affiliates (“HP”) and Voltaire Inc., (“Voltaire”) is made as of July 20, 2005, (the “Effective Date of the First Amendment”)
The parties hereby agree as follows:
1.	Except as otherwise provided herein, all of the terms, covenants and conditions used here shall have the meanings ascribed to them in the Agreement. In the event of a conflict among the terms and conditions of this Amendment and the Agreement, the following order of precedence shall prevail:
a.	this Amendment, and

b.	the Agreement.
2.	In Exhibit B, immediately preceding Section 13.4, a new section will be added that reads as follows:
13.3A	Linux Kernel Modules. To the extent any of the Software provided by Supplier to HP hereunder contains any Linux kernel module (“Module”) that is not licensed under the GNU General Public License (“GPL”) at the time the Module is provided to HP, the following shall apply. Notwithstanding anything to the contrary in this Agreement, within 12 months after providing such Module to HP, Supplier shall either (i) make such Module available under the GPL (or under a dual GPL/BSD license) or (ii) make an Alternative Module available under the GPL (or dual GPL/BSD license), where “Alternative Module” means a module that provides reasonably comparable performance to the original Module, provides at least all of the functionality specified in the IBTA Standard V1.2 that also exists in Supplier’s original Module . In such event, the GPL license (or dual GPL/BSD license) will control HP’s use and distribution of such Module or Alternative Module (as the case may be), notwithstanding anything to the contrary in this Agreement.

In the event an owner of a copyright interest in a Module asserts a Valid Claim (as defined herein) to HP, to Supplier or to another third party that is an HP customer of the Products that any of these specific Modules should be licensed under the GPL to meet the requirements of the GPL as that license is applied to the Linux kernel, and that Module has not yet been made available under the GPL, Supplier shall release such Module or an Alternative Module under the GPL (or dual GPL/BSD license) within 30 days of the date of the assertion of the Valid Claim. In such event, the GPL (or dual GPL/BSD) license will control HP’s use and distribution of such Module (or Alternative Module) notwithstanding anything to the contrary in this Agreement. For purposes of this section only, a “Valid Claim” means a claim in writing that a Module must be licensed under the GPL, and both HP and Supplier believe (a) the claim to have merit without any reasonable defense, and (b) that the claimant has legal standing to pursue such claim in respect of the Module(s) in question.

IN WITNESS WHEREOF, Voltaire and HP have caused this Amendment to be duly executed by their respective duly authorized representatives as of the day and year first above written. This Amendment will not be fully executed and binding on the parties unless and until authorized signatures of both parties are affixed hereto.

VOLTAIRE INC.	HEWLETT-PACKARD COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: